Exhibit 99.1

Charah Solutions, Inc. Announces Sale of Allied Power Holdings, LLC

for $40 Million

Fully focused on higher growth, higher margin environmental remediation and byproduct recycling markets

Strengthening balance sheet through significant debt reduction and enhancing liquidity

Louisville, KY – November 19, 2020 – Charah Solutions, Inc. (the “Company”) (NYSE: CHRA) today announced it has sold Allied Power Holdings, LLC (“Allied”), its subsidiary engaged in maintenance, modification and repair services to the nuclear and fossil power generation industry, to an affiliate of Bernhard Capital Partners Management, LP (“BCP”), the Company’s majority shareholder, in an all-cash deal for $40 million.

“I am excited to announce that we have made the strategic decision to sell our Allied subsidiary to an affiliate of BCP for $40 million. Charah Solutions is laser-focused on capturing a significant share of the $75 billion ash environmental remediation and byproduct recycling market, and this transaction strategically positions the Company to devote its full attention and resources to these higher margin and higher growth opportunities. We also significantly strengthened our balance sheet and reduced leverage by applying the full amount of the net proceeds to debt repayment, and we improved our cash flow and available liquidity,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “At Charah Solutions, our work, mission and culture are directly aligned with meeting environmental, sustainability, and governance (“ESG”) standards and providing innovative services to solve our utility customers’ most complex environmental challenges. We are an industry leader in quality, safety, and ESG compliance, and we are committed to preserving our environment for a cleaner future. This is what we do every single day. Charah Solutions has earned its reputation as the premier one-stop solution to the power generation industry for ash pond remediation and compliance, environmentally friendly ash recycling and daily ash operations. With the completion of this transaction, we are now entirely focused on delivering our industry-leading comprehensive suite of ash services to the power generation industry. Allied is a very successful business, and we believe its value will be best realized by being part of BCP’s strategy and vision for their maintenance-related services. We thank our Allied team members for their contributions during their time with Charah Solutions and wish them continued success in the future.”

The final consideration for the sale is subject to customary adjustments for net working capital and other adjustments as set forth in the Purchase Agreement. The sale was approved by a special committee of the Company’s Board of Directors consisting solely of independent directors, which obtained a fairness opinion in connection with the transaction. The sale has also been approved by the Company’s lenders under its senior secured credit facility. Concurrent with the closing of the Allied sale, the Company entered into Amendment No. 4 to its senior credit agreement, which, among other things, provided consent for the sale of Allied, reduced Net Leverage thresholds throughout the remaining term of the loan to reflect the reduced debt, waived the fourth quarter 2020 Fixed Charge Coverage Ratio requirement and reduced the first quarter 2021 Fixed Charge Coverage Ratio requirement to 1.0x. Under the terms of Amendment No. 4, Charah Solutions repaid $30 million of term debt and applied the remainder of the net proceeds to its Revolving Credit Agreement. The Company expects the sale of Allied and corresponding debt reduction will improve its 2021 leverage ratios. We have provided supplemental financial information relating to this transaction on our website at www.charah.com

Houlihan Lokey acted as financial advisor to Charah Solutions, Inc. and Vinson & Elkins LLP provided legal counsel.

ABOUT CHARAH SOLUTIONS

With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash and slag sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the fiscal year ended December 31, 2019 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact

Roger Shannon, Chief Financial Officer and Treasurer

Charah Solutions, Inc.

ir@charah.com

(502) 245-1353

Media Contact

Keaton Price

PriceWeber Marketing

media@charah.com

(502) 593-4692

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